Exhibit 2

                         [LETTERHEAD OF ROYAL OAK MINES]

                                  PRESS RELEASE

                       FOR IMMEDIATE RELEASE FORM KIRKLAND

                               FEBRUARY 25, 1998

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                   ROYAL OAK ADOPTS SHAREHOLDERS' RIGHTS PLAN

ROYAL OAK MINES INC. (TSE and AMEX: RYO) announced today the adoption by its Board of Directors of a Shareholders' Rights Plan to ensure equal treatment of the Company's shareholders upon an acquisition of control of the Company. The Plan is also designed to provide the Company's Board of Directors with sufficient time, should an offer for control of the Company be made, to maximize shareholder values by developing alternative transactions, which may include the solicitation of competing offers. The Plan was not adopted in response to, nor is the Company aware of, any pending or threatened acquisition of control of the Company.

In order to implement the Plan, the Company has authorized the issuance of one Right in respect of each common share of the Company outstanding to holders of record at 5:00 p.m. (Toronto Time) on February 25, 1998. The Rights will initially trade with the common shares and be represented by the common share certificates.

On the occurrence of certain triggering events, including the acquisition by a person or group of 20% or more of the common shares, other than by way of a transaction approved under the Plan or, in certain circumstances, by the Board of Directors of the Company, the Rights will entitle holders (other than the acquiring person or group) to acquire common shares of the Company at a 50% discount to the market price.

The Rights are not triggered by a purchase of common shares made pursuant to a "Permitted Bid" or a "Competing Permitted Bid." A Permitted Bid must, among other things, be made to all shareholders by way of a take-over bid circular, be open for acceptance for at least 60 days and be accepted by holders of more than 50% of the outstanding common shares, exclusive of those held by the acquiror. A Competing Permitted Bid must satisfy the same criteria as a Permitted Bid, except that the Competing Permitted Bid must remain open for acceptance for the greater of 21 days and the 60th day after the date on which the Permitted Bid then in existence was made.
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Royal Oak Mines
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Although the Plan is effective immediately, it will be submitted to the
Company's shareholders for confirmation at the 1998 shareholders' meeting.

Margaret K. Witte, President and Chief Executive Officer of Royal Oak, comment-ing on the need to adopt a Shareholders' Rights Plan, said: "We are primarily concerned about protecting the interests of our shreholders so that they re-ceive fair value for their investment in the Company. The gold mining in-dustry is facing a critical time due to the price of gold which is at an 18-year low of under US$300 per ounce. We anticipate that there will be further rationalization in the industry where undervalued companies with attractive assets will be acquired by large gold producers that are in a strong financial position. We also see companies of similar size merging when synergies can create a larger and stronger company that will benefit from premium market multiples. We believe that the underlying asset value and future potential of our Kemess gold-copper mine are not fully recognized in the market value of the Company. Accordingly, we believe that this is an appropriate time to adopt a Shareholders' Rights Plan".



For further information, contact:       or in Europe:

Mr. J. Graham Eacott                    Mr. David Williamson
Vice-President, Investor Relations      David Williamson Associates
Royal Oak Mines Inc.                    International Investor Relations
5501 Lakeview Drive                     15 St. Helen's Place, 3rd Floor
Kirkland, WA   98033-7314               London, England   EC3A 6DE
Telephone: (425) 822-8992               Telephone: 011-44-171-628-3989
Facsimile: (425) 822-3552               Facsimile: 011-44-171-920-0563

                  Internet site: http//www.royal-oak-mines.com